SUPPLY CHAIN SERVICES, INC.
                            EXHIBIT 3-B



       CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION


                     Certificate of Amendment
                                of
                   Certificate of Incorporation

  Paddington, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

  FIRST: That at a meeting of the Board of Paddington, Inc., the following resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring for consideration thereof. The resolution setting forth the proposed amendment is as follows:

  RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article there of numbered
"ONE" so that, as amended, said Article shall be and read as follows:

  The name of the corporation is Supply Chain Services, Inc.

  SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

  THIRD: That the capital of said corporation shall not be reduced under or by reason of said amendment.

  IN WITNESES THEREOF, said Paddington, Inc., has caused this certificate to be signed by its President, King Kwok Yu, this 30th day of August, 2000.

                                   By:     /s/ King Kwok Yu
                                           ----------------

                                           King Kwok Yu
                                           ------------
                                           Print Name






                         State of Delaware
                        Secretary of State
                     Division of Corporations
                     Filed 09:00 AM 8/31/2000
                        001441283 - 3022242